Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF

CREATIVE REALITIES, INC.

THE UNDERSIGNED, an executive officer of Creative Realities, Inc. f/k/a Wireless Ronin Technologies, Inc., a Minnesota corporation (the "Corporation"), hereby certifies that the following Articles of Amendment have been duly adopted by the Corporation pursuant to the provisions of Chapter 302A of the Minnesota Statutes, or the Minnesota Business Corporation Act (the "Act").

1.	The name of the Corporation is: Creative Realities, Inc.
2.	The first paragraph of Article 3 of the Articles of Incorporation of the Corporation is deleted in its entirety and replaced with the following:

Article 3

Authorized Shares: The total authorized shares of all classes which the Corporation shall have authority to issue is 250,000,000, consisting of 50,000,000 shares of preferred stock, par value of $0.01 per share (hereinafter the "preferred shares"); and 200,000,000 shares of common stock, par value of $0.01 per share (hereinafter the "common shares").

3.	This amendment has been adopted pursuant to the Act.

In Witness Whereof, the undersigned has executed these Articles of Amendment as of October 14, 2014.

CREATIVE REALITIES, INC.

By:	/s/ John Walpuck
Name:	John Walpuck
Title:	COO & CFO

Work Item 788458600025
Original File Number 11B-974

STATE OF MINNESOTA
OFFICE OF THE SECRETARY OF STATE
FILED
10/15/2014 11:59 PM

Mark Ritchie

Secretary of State